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                                   EXHIBIT 5.1

                          OPINION OF COOLEY GODWARD LLP

June 29, 2000

InterNAP Network Services Corporation
601 Union Street, Suite 1000
Seattle, WA 98101

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InterNAP Network Services Corporation, a Washington corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering up to 1,346,840 shares of the Company's Common Stock, $.001 par value (the "Shares"), for issuance pursuant to the CO Space, Inc. 1999 Stock Incentive Plan (the "Plan"), which has been assumed by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 26, 2000, by and among the Company, Cowboy Acquisition Corp., a Delaware corporation, and CO Space, Inc., a Delaware corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of June 12, 2000, by and among such parties.


In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Articles of Incorporation, as amended, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plan and the options to be granted thereunder will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ Christopher W. Wright
   ------------------------------
   Christopher W. Wright